Exhibit 99.1

FLEXION THERAPEUTICS REPORTS TOP-LINE DATA

FROM PIVOTAL PHASE 2B CLINICAL TRIAL FOR FX006

–	FX006 provides substantial and persistent pain relief compared to placebo; well-tolerated with safety profile comparable to placebo

–	Conference call scheduled for tomorrow, September 9, 2015, at 9:00 a.m. ET

BURLINGTON, Mass., Sept. 8, 2015 (GLOBE NEWSWIRE) – Flexion Therapeutics, Inc. (Nasdaq: FLXN) today reported top-line results from the first of two pivotal clinical trials of its lead drug candidate FX006 in patients with moderate to severe osteoarthritis (OA) knee pain. In this trial, 40 mg of FX006, compared to placebo (saline), demonstrated statistical significance in average pain relief over weeks 1 through 12 (p = 0.0012; 2-sided) and over weeks 1 through 24 (p = 0.0209; 2-sided). At weekly time points, 40 mg of FX006 also demonstrated superiority to placebo in pain relief beginning at week 1, continuing to week 11 and also at week 13 (p < 0.05 at each time point; 2-sided). The primary endpoint of the trial, superiority in pain relief at 12 weeks, did not reach statistical significance (p = 0.0821; 2-sided). A pre-specified, commonly applied sensitivity analysis (Baseline Observation Carried Forward/Last Observation Carried Forward (BOCF/LOCF)) that addresses patient dropouts, however, did demonstrate statistical significance for the primary endpoint at 12-weeks (p = 0.042).

Overall, the 40 mg dose of FX006 performed better than the 20 mg FX006 dose. In particular, the 40 mg dose conferred more durable pain relief.

The frequency of treatment-related adverse events across the three groups (FX006 40 mg, FX006 20 mg and placebo) was comparable, and no drug-related serious adverse events were observed in the trial. Adverse events thought to be at least possibly related to study drug as assessed by the investigator were less frequent for FX006 than placebo.

“Based on data from this pivotal study and our previously completed Phase 2b dose-ranging study, we believe 40 mg of FX006 can provide clinically meaningful and durable pain relief and has the potential to make a real difference for the many millions of patients with symptomatic knee OA. We are also pleased with the safety profile of FX006 and look forward to seeing the upcoming results of the Phase 3 pivotal trial. We are proceeding with confidence in the development of FX006 and will meet with the FDA at the appropriate time to review all of the data that would contribute to a registration submission,” said Michael Clayman, M.D., Flexion Therapeutics’ President and CEO.

The Phase 2b trial enrolled 310 participants in a multi-center, randomized, double-blind study, in which the participants received an injection of either 40 mg or 20 mg of FX006, or a placebo (saline). The primary outcome measure was the weekly mean of the average daily pain intensity scores, assessed using an 11-point numerical rating scale (NRS).

Conference Call

At 9:00 a.m. ET tomorrow, Flexion’s management will host a conference call. The dial-in number for the conference call is (855) 770-0022 for U.S. participants and (908) 982-4677 for international participants, with Conference ID # 33691273. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

About FX006

FX006 is a potential first-in-class injectable, sustained-release, intra-articular (IA) treatment for patients with moderate to severe OA pain. FX006 was specifically designed to address the limitations of current IA therapies by providing long-lasting, local analgesia while avoiding systemic side effects. To date, approximately 600 patients have been treated with FX006. In two Phase 2a synovial fluid pharmacokinetic studies, a single IA injection of FX006 demonstrated therapeutic concentrations of drug in joint fluid for at least 12 weeks. In a completed Phase 2b dose-ranging clinical trial, FX006 demonstrated clinically meaningful and significantly better pain relief compared to the current injectable standard of care, triamcinolone acetonide.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of local, injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, FX006, is an IA sustained-release therapy in development for patients with moderate to severe OA pain. In the United States, OA is the most common joint disease, affecting 27 million people of which approximately five million patients receive IA injections for OA of the knee. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an IA, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion; its ongoing development of its product candidates; plans and timing for regulatory submissions; anticipated clinical and other milestones; and potential benefits of FX006, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, the fact that results of past clinical trials may not be predictive of subsequent trials, the fact that Flexion relies on third parties to manufacture and conduct the clinical trials of its product candidates, which could delay or limit their future development or regulatory approval, the fact that Flexion will require additional capital, including prior to commercializing FX006 or any of its other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to it, the risk that Flexion’s patents may be challenged or invalidated, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. You are encouraged to read Flexion’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and Flexion undertakes no obligation to update or revise any of the statements.

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Investor Relations Contact

David Carey

Lazar Partners LTD

T: 212-867-1768

dcarey@lazarpartners.com

Media Relations Contact

Mariann Caprino

TogoRun

917.242.1087

M.Caprino@ togorun.com

Corporate Contact

Fred Driscoll

Chief Financial Officer

Flexion Therapeutics, Inc.

T: 781-305-7763

fdriscoll@flexiontherapeutics.com